Exhibit 10.13

EXECUTION VERSION

AMENDED AND RESTATED ADVISOR AGREEMENT

This Amended and Restated Advisor Agreement (this “Agreement”) is dated as of May 21, 2022 (the “Effective Date”), and is made by and between African Agriculture, Inc., a Delaware corporation (the “Company”) and African Discovery Group, Inc., a Delaware corporation (“Advisor”). The Company and Advisor may each be referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, the Parties entered into an advisor agreement, dated as of April 29, 2021, providing for the engagement of Advisor by the Company (formerly known as Agro-Industries Grand Cayman) (the “Prior Agreement”);

WHEREAS, the Company underwent a reincorporation in 2021 and it is reasonably anticipated that the Company will consummate a transaction whereby the Company, directly or indirectly, will become a publicly traded entity listed on the Nasdaq Capital Market or other similar public market pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission (a “IPO”);

WHEREAS, the Parties intend for this Agreement to have a term of five years, subject to the terms and conditions set forth herein; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety on the terms and subject to the conditions contained herein, effective as of the Effective Date.

NOW, THEREFORE, it is agreed:

1. Term. Unless earlier terminated pursuant to Section 5 hereof, the Company shall engage Advisor for a term commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), unless Advisor’s engagement shall sooner terminate pursuant to Section 5, Advisor’s engagement hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 60 days prior to the expiration of the Initial Term or such Additional Term, as the case may be, either Party shall have notified the other Party in writing that such extension shall not take effect. The period during which Advisor is engaged pursuant to this Agreement shall be referred to as the “Term”.

2. Services.

(a) Services. During the Term, Advisor hereby agrees to use commercially reasonable efforts to provide management, capital markets, business strategy, operations and consulting, monitoring, and financial advisory services, and all business development to the Company, and such other services consistent with Advisor’s position as the Company may reasonably specify from time to time (collectively, the “Services”). The Company agrees that any Services to be performed hereunder may be performed by any person, director, officer, employee or agent of Advisor, as reasonably determined by Advisor, and the Advisor agrees that it shall make available the services of Alan Kessler to provide services to the Company in the capacity of Chief Executive Officer and Executive Chairman. The Parties agree that the Services will be provided on an as-reasonably needed basis throughout the Term. The Company recognizes that Advisor engages in other ancillary business activities.

(b) Independent Contractor Status. The Parties agree that Advisor shall perform the Services as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Advisor nor any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except to the extent that any professional employee of Advisor may be serving as a director, manager, or officer of the Company. During the Term, Advisor may be engaged in other business activities and such other ancillary business activities may be pursued for gain, profit, or other pecuniary advantage.

3. Advisor Fee; Expenses. In consideration for the performance of the Services hereunder during the Term, the Company will pay Advisor an initial annual fee of $300,000 (the “Advisor Fee”), which shall be payable in advance in twelve equal installments of $25,000 on the first day of each calendar month during the Term. The amount of the Advisor Fee will be reviewed by the Board of Directors of the Company (the “Board”) annually during the Term, which may increase (but not decrease) the Advisor Fee at such time, as determined by the Board in its good faith discretion. Additionally, the Company will reimburse Advisor for all reasonable expenses Advisor incurs in connection with the performance of the Services hereunder during the Term.

4. Incentive Compensation; Equity Compensation.

(a) Discretionary Annual Bonus. For each calendar year of the Term, Advisor will be eligible to receive a discretionary annual bonus from the Company as determined by the Board and the majority shareholder of the Company (the “Majority Shareholder”) in its good faith discretion, based upon the achievement of certain Company and Advisor performance objectives mutually established by the Board and Advisor for the applicable calendar year (the “Annual Bonus”). Except as set forth in Section 4(b) hereof, subject to Advisor’s continuous engagement through the applicable payment date, any Annual Bonus that becomes payable pursuant to this Section 4(a) shall be paid to Advisor on the date bonuses are paid to advisors of the Company generally (but in no event later than March 15th of the year following the year to which such Annual Bonus relates).

(b) Initial Bonus Pool. In the event the Company (or any successor thereto in connection with a reverse-merger or other corporate transaction following the Effective Date, (a “Successor”)) achieves a market capitalization of at least $2.5 billion during any 30-day period following the Effective Date (the “Initial Bonus Pool Hurdle”), the Company will fund an initial bonus pool with $25 million (the “Initial Bonus Pool”) within 30 days of the date of the achievement of the Initial Bonus Pool Hurdle. The Majority Shareholder will determine, in consultation with Advisor, those employees, members of the Board, and service providers of the Company and Advisor to be allocated a portion of the Initial Bonus Pool and the amount of such award (collectively, the “Initial Bonuses”); provided, that, Advisor will be entitled to allocate up to 10% of the Initial Bonus Pool to such employees and service providers and in such amounts as it determines in its sole discretion. Subject to a grantee’s continuous engagement through the applicable payment date, any Initial Bonuses that become payable pursuant to this Section 4(b) shall be paid to such grantee within 30 days of the date on which the Initial Bonus Pool is funded.

(c) Additional Bonus Pool. In the event the Company (or any Successor) achieves and sustains a market capitalization of at least $5.0 billion during any 60-day period following the Effective Date (the “Additional Bonus Pool Hurdle”), the Company will fund an additional bonus pool with an additional $50 million (the “Additional Bonus Pool”) within 30 days of the date of the achievement of the Additional Bonus Pool Hurdle. The Majority Shareholder will determine, in consultation with Advisor, those employees and service providers of the Company and Advisor to be allocated a portion of the Additional Bonus Pool and the amount of such award (collectively, the “Additional Bonuses”); provided, that, Advisor will be entitled to allocate up to 10% of the Additional Bonus Pool to such employees and service providers and in such amounts as it determines in its sole discretion. Subject to a grantee’s continuous engagement through the applicable payment date, any Additional Bonuses that become payable pursuant to this Section 4(c) shall be paid to such grantee within 30 days of the date on which the Additional Bonus Pool is funded.

(d) Equity Compensation.

(i) In connection with an IPO, the Company intends to grant Advisor restricted stock equal to five percent (5%) of the common stock of the Company, determined on a fully diluted basis at the time of the IPO (or such Successor) (“Common Stock”), pursuant to an award agreement. The restricted stock will be will be subject to the terms and conditions of the award agreement.

(ii) In the event the Company (or any Successor), achieves a market capitalization of at least $2.5 billion during any 90-day period following the Effective Date (the “Additional Grant Hurdle”), the Company (or such Successor) will grant Advisor the opportunity to receive an additional equity grant equal to one percent (1%) of the Common Stock (the “Additional Grant”), subject to the terms and conditions of the applicable award agreement.

5. Termination of Engagement.

(a) Termination. Without limiting the generality of Section 1, this Agreement does not guarantee any fixed term of engagement. This means that both Advisor and the Company are free to terminate the consulting relationship at any time, for any reason or for no reason at all; provided, that, other than in connection with the expiration of the Term, each Party hereto will give at least 90 days’ prior written notice to the other Party of their intention to terminate Advisor’s engagement. Subject to any cure rights (as described in Section 5(b)(iii)), the Company may terminate Advisor’s engagement at any time for Cause immediately upon giving notice or at such other time thereafter as the Company may designate.

(b) Payments Upon Termination.

(i) In the event Advisor’s engagement with the Company is terminated for any reason, Advisor will receive from the Company (A) any accrued and unpaid Advisor Fees, (B) any unreimbursed business expenses, and (C) any unpaid Annual Bonus for the year prior to the year in which such termination occurs (to the extent not already paid), in each case, earned, accrued, or incurred through the termination date, which shall be paid within five days following the date of such termination (collectively, the “Accrued Obligations”).

(ii) In the event Advisor’s engagement with the Company is terminated (x) by the Company for any reason other than for Cause (as defined below) or (y) by Advisor for Good Reason (as defined below), then in each case, in addition to the Accrued Obligations, Advisor will receive:

(A) in the event (x) such termination occurs during the Initial Term, a one-time cash payment equal to the monthly Advisor Fee, multiplied by the number of calendar months (pro-rated for any partial calendar months) remaining between the date of such termination and the expiration of the Initial Term, or (y) such termination occurs after the expiration of the Initial Term, but during an Additional Term, a payment equal to the monthly Advisor Fee, multiplied by the number of calendar months (pro-rated for any partial calendar months) remaining between the date of such termination and the expiration of such Additional Term, in each case, which shall be paid within five days following date of such termination; and

(B) in the event (x) such termination occurs prior to the Additional Grant Hurdle, and (y) the Additional Grant Hurdle is achieved during the three year period following the date of such termination, the Additional Grant will be granted to Advisor on the date of such Additional Grant Hurdle and otherwise in accordance with Section 4(d)(ii) and applicable securities law.

(iii) For purposes of this Agreement, “Cause” shall mean a termination by the Company of Advisor’s engagement if (A) any of the following events occur without the Company’s consent, (B) within 90 days after the Company learns of the occurrence of such event, the Company notifies Advisor in writing that such event has occurred describing such event in reasonable detail and demanding cure, (C) such event is not cured within 30 days after the Company so notifies Advisor, and (D) the Company terminates Advisor’s employment within 30 days following such failure to cure: (x) Advisor engaging in fraud, willful misconduct, gross negligence, convicted criminal activity, convicted violation of the United States Foreign Corrupt Practices Act, or material dishonesty against the Company that has caused or is reasonably expected to result in material injury to the Company; or (y) any material breach by Advisor of any of Advisor’s material obligations hereunder. Subject to any cure rights (as described in this Section 5(b)(iii)), the Company may terminate Executive’s employment at any time for Cause immediately upon giving notice or at such other time thereafter as the Company may designate.

(iv) For purposes of this Agreement, “Good Reason” shall mean any material breach by the Company of this Agreement between Advisor or Alan Kessler and the Company or its affiliates. Advisor may not terminate Advisor’s employment for Good Reason unless (i) the Advisor has provided notice to the Board setting forth in reasonable detail the specific conduct of the Company purporting to constitute Good Reason within 90 days of the date the Advisor first becomes aware of its existence, (ii) the Company has failed to cure such conduct within 30 days following the date of receipt of such notice, and (iii) Advisor has terminated Advisor’s service within 90 days following receipt of such notice.

6. Indemnification.

(a) Generally. If Advisor is made a party, or threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that Advisor is a director, member, agent, manager, advisor or representative of the Company or are or were serving at the request of the Company, or in connection with the Services for the Company, as a director, member, agent, manager, advisor or representative of another Person (as defined below), or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Services in any of the foregoing capacities, then Advisor shall promptly be indemnified and held harmless to the fullest extent permitted or authorized in any applicable Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, in each case to the extent permitted by law) incurred or suffered by Advisor in connection therewith or in connection with seeking to enforce Advisor’s rights under this Section 6, and such indemnification shall continue even if Advisor has ceased to be a director, member, agent, manager, advisor or representative of the Company.

(b) Advancement of Expenses. Advisor shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) Advisor reasonably incurs in connection with any such Proceeding or Claim, or in connection with seeking to enforce Advisor’s rights under this Section 6, any such advancement to be made within 15 days after Advisor gives written notice, supported by reasonable documentation, requesting such advancement to the Company. Such notice shall include an undertaking by Advisor to promptly repay the amount advanced if Advisor is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Advisor would otherwise have (including, without limitation, by agreement or under applicable law).

(c) Certain Definitions. For purposes of this Agreement, (i) “Claim” means any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; (ii) “Person” means any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity; and (iii) “Proceeding” means any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

7. Restrictive Covenants.

(a) Mutual Confidentiality.

(i) During the Term and following any termination thereof, without the prior written consent of a duly authorized representative of the Company except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Advisor shall use Advisor’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as authorized in performance of Advisor’s duties hereunder, Advisor shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company or any affiliate thereof (the “Company Group”), or to the members of the boards of directors of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (x) relating to the Company Group or (y) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Company Confidential Information”) to any Person unless such Company Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of Advisor’s breach of this Section 7(a)(i)).

(ii) During the Term and following any termination thereof, without the prior written consent of a duly authorized representative of Advisor except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, the Company shall use the Company’s best efforts to consult with Advisor prior to responding to any such order or subpoena, the Company shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to Advisor or any affiliate thereof (the “Advisor Group”), or to the members of the boards of directors of the Advisor Group, or to the management of the Advisor Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (x) relating to the Advisor Group or (y) that the Advisor Group may receive belonging to customers or others who do business with the Advisor Group (collectively, “Advisor Confidential Information”) to any third Person (defined below) unless such Advisor Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of the Company’s breach of this Section 7(a)(ii)).

(b) Mutual Non-Disparagement. Each Party agrees that it will not, and each Party agrees that it will instruct its senior executives and officers to not, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the other Party, or any of their personnel, or engage in any other conduct or make any other statement (including through social media) that could be reasonably expected to impair the goodwill or reputation of the other Party, in each case, except to the extent required by law, and then only after consultation with the other Party to the extent possible.

(c) Mutual Return of Property. In the event of the termination of Advisor’s engagement with the Company:

(i) Advisor shall promptly deliver to the Company (i) all property of the Company Group then in Advisor’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and Advisor shall not take with Advisor any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Company Confidential Information; and

(ii) The Company shall promptly deliver to Advisor (i) all property of the Advisor Group then in the Company’s possession; and (ii) all documents and data of any nature and in whatever medium of the Advisor Group, and the Company shall not take with the Company any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Advisor Confidential Information.

(d) Confidentiality of Agreement. The Parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors, or for any reasonable purpose that is reasonably related to such Party’s business operations; provided, that this Section 7(d) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

(e) Injunctive Relief. The Parties acknowledge and agree that the covenants, obligations and agreements contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements by one Party will cause the other Party irreparable injury for which adequate remedies are not available at law. Therefore, each Party agrees that the other Party shall be entitled to seek to obtain an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such other Party from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Parties may have.

8. General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Company and Advisor with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Advisor with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior engagement letters, promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

(b) Taxes. The Company will not withhold any U.S. federal, state, local or foreign income, social security, unemployment or other taxes on account of payments made to Advisor hereunder, but will remit the full amount of such payments to Advisor and report them as required by applicable law.

(c) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(d) Survival. The Parties hereby agree that certain provisions of this Agreement, including, but not limited to, Section 8 hereof, shall survive the termination of Advisor’s engagement in accordance with their terms.

(e) Governing Law; Waiver of Jury Trial.

(i) Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each Party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(e) hereof or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii) Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each such Party understands and has considered the implications of this waiver; and (iii) each such Party makes this waiver voluntarily. With respect to any such litigation, the out-of-pocket fees and expenses (including reasonable attorneys’ fees) of the prevailing Party shall be borne by the non-prevailing Party upon final resolution of all claims related to such litigation by a court of competent jurisdiction.

(f) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or other written electronic transmission or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8(f)): (i) if to the Company, at 445 Park Avenue, 9th Floor, New York, NY 10022, Attn: Harry Green, or (ii) if to Advisor, at 445 Park Avenue, 9th Floor, New York, NY 10022, Attn: Alan Kessler.

(g) Amendment; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any Party on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity or otherwise.

(h) Section 409A.

(i) General. The Parties intend that any amounts payable or benefits provided hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the timing of any payments made pursuant to this Agreement, in any case where the first and last days of a time period during which a payment is due to Advisor are in two separate taxable years, any such payment required to be made to Advisor that is treated as deferred compensation for purposes of Section 409A shall be made in the later taxable year. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. For purposes of Section 409A, each of the payments or benefits that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. The Company and Advisor agree to negotiate in good faith to make amendments to this Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.

(ii) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the Parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

-- Signature Page Follows –

IN WITNESS WHEREOF, the Parties hereto have duly executed this Advisor Agreement as of the date first above written.

Company:

AFRICAN AGRICULTURE, INC.

By:	/s/ Harry Green
Name:	Harry Green
Title:	Chief Financial Officer

Advisor:

AFRICAN DISCOVERY GROUP, INC.

By:	/s/ Alan Kessler
Name:	Alan Kessler
Title:	Founder and Chief Executive Officer

[Signature Page to A&R Advisor Agreement]